Exhibit 99.6

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13D, and any amendments thereto filed by any of us, with respect to the securities of Fluent, Inc. described in this document, signed by each of the undersigned, shall be filed on behalf of each the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: August 26, 2025	/s/ Phillip Frost, M.D.
Phillip Frost, M.D., individually

FROST GAMMA INVESTMENTS TRUST

Dated: August 26, 2025	By:	/s/ Phillip Frost, M.D.
Phillip Frost, M.D., Trustee